Exhibit 99.1

An Innovative Manufacturer of Specialty Tapes, Laminates, Sealants and Coatings

NEWS RELEASE

CHASE CORPORATION ANNOUNCES THIRD QUARTER RESULTS

NET INCOME UP 12% TO $3.2 MILLION

EARNINGS PER SHARE INCREASES $0.03 TO $0.37

Bridgewater, MA – July 8, 2008 – Chase Corporation (AMEX:CCF) today reported net income of $3,218,000 for the quarter ended May 31, 2008, representing an increase of $355,000 or 12% compared to $2,863,000 in the same period last year.  Earnings per diluted share increased $0.03 to $0.37 compared to $0.34 in fiscal 2007.  Revenues of $33.9 million in the current fiscal quarter represented a decrease of $617,000 or 2% from record revenues of $34.5 million in the prior year period.

For the nine months ended May 31, 2008 revenues increased $3.5 million or 4% to $96.8 million compared to $93.3 million in the prior year period.  Net income was $8,557,000 or $1.00 per diluted share for the year to date period compared to $6,782,000 or $0.82 per diluted share in the comparable period in fiscal 2007.

Peter R. Chase, Chairman and Chief Executive Officer commented: “Through three fiscal quarters we have been battling the decline in the housing market and escalating raw material prices as previously forecast. There seems to be no end in sight for either issue.  A conscious decision was taken to focus on cost control, bypass certain low margin sales and continue to develop higher value long term opportunities.  At the same time we are considering qualified acquisition candidates. I am confident that our team will finish the year successfully.”

The following table summarizes the Company’s financial results for the quarter and nine months ended May 31, 2008 and 2007.

	For the Three Months Ended		For the Nine Months Ended
	May 31,		May 31,
All figures in thousands, except per share figures	2008	2007	2008	2007

Revenues	$33,926	$34,543	$96,808	$93,292

Costs and Expenses
Costs of products and services sold	22,922	23,352	65,594	65,179
Selling, general and administrative expenses	5,977	6,150	17,840	16,500
Loss on impairment of goodwill	—	311	—	311

Operating income	5,027	4,730	13,374	11,302

Other income (expense)	81	(186)	209	(537)

Income before income taxes	5,108	4,544	13,583	10,765

Income taxes	1,890	1,681	5,026	3,983

Net income	$3,218	$2,863	$8,557	$6,782

Net income per diluted share	$0.37	$0.34	$1.00	$0.82

Weighted average diluted shares outstanding	8,666	8,401	8,593	8,321

The third quarter results show the increasing economic pressures to grow revenue, especially in light of last year’s strong third quarter.  However, favorable product mix including continued focus on the Company’s key brands and leveraging existing overhead costs has helped increase profitability this fiscal year.  The implementation of price increases in certain product and market segments has also begun to help defend against pressure on profit margins.  The housing market, inflation, and cost of petroleum related goods and services remain a challenge as management continues to focus on growing the Company’s eight core product lines.

Chase Specialized Manufacturing

Revenues from this segment were $28.6 million in the current quarter compared to $29.6 million in the prior year period.  Revenues were $82.3 million for the nine month period ending May 31, 2008 compared to $79.2 million in the prior year period. The primary drivers in the revenue shortfall in the current quarter relate to reduced sales from the Wire & Cable product line, as well as decreased sales of construction products, including Rosphalt 50® which experienced record level sales in fiscal 2007.  These were offset by increased demand for the Company’s pipeline products.

Favorable product mix throughout fiscal 2008, coupled with management’s continued focus on leveraging the Company’s fixed overhead costs and existing capital equipment, have helped maintain margins on many of the Company’s key product lines in fiscal 2008.

Chase Electronic Manufacturing Services (EMS)

This operating segment had record revenues of $5.3 million in the current quarter compared to $4.9 million in the prior year quarter.  Revenues for the nine month period ending May 31, 2008 were $14.4 million, which is slightly ahead of prior year results of $14.1 million.   The increase in revenues in the current quarter is due to increased orders from existing customers as the demand for their products has had a favorable impact on the volume of contract manufacturing services that we provide.  The current backlog for Chase EMS remains healthy at $8.5 million as of May 31, 2008.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications, and provides contract assembly services for the electronics industry.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.